Exhibit 8(b)

                                                     Milan, September 14, 2001


INTESABCI S.p.A.
Piazza Paolo Ferrari, 10
20121 - MILAN


UNICREDITO ITALIANO S.P.A.
Piazza Cordusio
20121 - MILAN

Dear Sirs,

           we have received your letter dated September 14, 2001, which we transcribe below in its entirety:


                                       ***


                                              Milan, September 14, 2001


PIRELLI S.p.A.
Viale Sarca, 222
20126 - MILAN



Dear Sirs,

Pursuant to our conversations, we propose the following:


                          "INSTRUMENT BETWEEN PARTNERS

           Between Pirelli S.p.A., with headquarters in Milan, Viale Sarca 222, company capital 1,043,094,358.28 Euros, recorded with the Register of Companies of Milan, Tax Code and VAT No. 00886890151, in the person of the chairman of the Board of Directors, Dr. Marco Tronchetti Provera, in possession of the necessary powers of attorney following the decision by the Board of Directors of July 28, 2001 (hereinafter "Pirelli")

                                                   - Party of the first part -

                                       and

           UniCredito Italiano S.p.A., with headquarters in Genoa, Via Dante 1, Central Management in Milan, Piazza Cordusio, company capital 2,523,215,059 Euros, recorded with the Register of Companies of Genoa, Tax Code and VAT No. 00348170101, in the person of the Deputy General Director, Dr. Pietro Modiano, in possession of the necessary powers of attorney following the decision by the Board of Directors of August 3, 2001 (hereinafter "UCI")

           and IntesaBCI S.p.A., with headquarters in Milan, Piazza Paolo Ferrari 10, company capital 3,488,995,258.84 Euros, recorded with the Register of Companies of Milan, Tax Code 00799960158, VAT No. 10810700152, in the person of Managing Director Lino Benassi, in possession of the necessary powers of attorney following the decision by the Board of Directors of September 14, 2001 (hereinafter "BCI")

                                                  - Party of the second part -


                                   Given that

(a) on July 30, 2001, Pirelli and Edizione Holding S.p.A. (hereinafter "Edizione") signed an offer for the acquisition, directly or through subsidiaries to be designated by the Execution Date, as indicated herein,


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
           by BELL S.A. of Olivetti Shares and Olivetti Warrants (as defined in paragraphs 1.05 and 1.27, respectively);

(b) the offer of Pirelli and Edizione was accepted on the same date by BELL S.A. and therefore the Contract (as defined in paragraph 1.06) was drawn up. UCI and BCI (the "New Partners") took note of the Contract;

(c) in order to proceed with the acquisition of the Olivetti Shares and the Olivetti Warrants, Pirelli and Edizione Finance International S.A. (hereinafter "Edizione Finance" and together with Pirelli, the "Current Partners") constituted, on August 3, 2001, the Company (as defined in paragraph 1.22), held 20% (twenty percent) by Edizione Finance, a company controlled by Edizione, and 80% (eighty percent) by Pirelli; the Company is governed by the bylaws enclosed herewith under A (the "Bylaws");

(d) on August 7, 2001, Pirelli and Edizione signed an Instrument for the regulation of their mutual relations as partners of the Company. The New Partners took note of the aforementioned agreement;

(e) based on the agreements between the Current Partners, dated August 9, 2001, the Company received a transfer from Kallithea S.p.A. (a subsidiary of Pirelli) of 147,337,880 Olivetti common shares--equal to approximately 2% of Olivetti's company capital--as well as from Pirelli Finance (Luxembourg) S.A. (a subsidiary of Pirelli) and from Edizione, for a total of 265,302,250 Olivetti common shares, equal to 3.64% of Olivetti's company capital;

(f) on August 29, 2001, the Current Partners formally designated the Company as a vehicle for the acquisition of the Olivetti Shares and the Olivetti Warrants;

(g) on August 29, 2001, the shareholders' meeting of the Company decided, among other things, on a capital increase (of 15,000
           Euros--represented by 15,000 shares with a par value of 1 Euro each, assigned to Pirelli in



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
           the proportion of 80% (equal to 12,000 shares) and Edizione Finance in the proportion of 20% (equal to 3,000 shares) to 576,936,635 Euros, to take place including in several stages, and with split-up being permitted, by allocating 576,921,635 Euros in cash and the issue of 576,921,635 new common shares with a par value of 1 Euro each, reserved under option to shareholders in proportion to the number of shares owned, with an issue premium of 9.40 Euros per share;

(h) the Current Partners have immediately underwritten and paid part of the capital increase and respective issue premium, for a total of 1,199,985,020 Euros;

(i) following such underwriting and payment, 92,306,540 shares will be issued in favor of Pirelli for a par value of 92,306,540 Euros, and 23,076,635 shares in favor of Edizione Finance with a par value of 23,076,635 Euros;

(j) Pirelli has offered to UCI and BCI that each purchase a minority interest in the Company; each of the New Partners wishes to purchase, individually, a holding of 10% of the company's capital and therefore to purchase from Pirelli, respectively, 11,539,817 shares and 11,539,817 shares of the Company, including the option rights concerning the capital increase referred to in recital (g) so as to allow for the underwriting and payment, under the conditions decided upon by the Shareholders' Meeting referred to in item (g) of the recitals, by each of the New Partners of 38,460,183 shares of the Company with an expenditure of 399,985,903.20 Euros;

(k) Pirelli and the New Partners intend to agree on the principles of acquisition and underwriting of a capital portion of the Company, as well as the mutual relations as partners of said Company;

(l) Pirelli commits to obtain from Edizione Finance an irrevocable waiver declaration in favor of UCI and BCI concerning all its rights and claims in connection with the acquisition, respectively, of the Olimpia UCI Holding and of the Olimpia BCI Holding (as defined below), as well as a declaration of awareness, with waiver of any reservation, concerning the commitments made by Pirelli versus the New Partners and the rights and powers of the latter, acknowledged under this Instrument, in particular with waiver by Edizione Finance, as of now, of the preferred rights on the transfers under the sale and acquisitions rights governed by this Agreement; this declaration will be given by Pirelli to both New Partners as of the Execution Date.


                              Given these recitals,

which are an integral and essential part of the Agreement, it is set forth and agreed as follows:

                                    ARTICLE I

                                   DEFINITIONS

In addition to the terms defined in other clauses of the Instrument (as defined in paragraph 1.19), for the purposes thereof, the terms listed below have the meaning specified next to it for each of them:

1.01 "Olimpia Capital Increase": the capital increase referred to in recital (g) above.

1.02       "Current Partners": Edizione Finance and Pirelli, jointly.

1.03 "Olimpia BCI Shares": the shares of Olimpia acquired by BCI pursuant to Article II, referred to in recital (j).

1.04 "Olimpia UCI Shares": the shares of Olimpia acquired by UCI pursuant to Art. II, referred to in recital (j).

1.05 "Olivetti Shares": 1,552,662,120 common shares of Olivetti S.p.A., subject of the Contract.

1.06 "Contract": the offer dated July 30, 2001, from Pirelli and Edizione to BELL S.A., accepted on the same date, concerning the purchase and sale of the Olivetti Shares and the Olivetti Warrants.

1.07 "Execution Date": the second Business Day (as defined in paragraph 1.11) prior to the Closing Date of the Contract.

1.08       "Signing Date": date of signing of this Instrument.

1.09 "BCI Option Rights": the Option Rights of Olimpia acquired by BCI pursuant to Art. II.

1.10 "UCI Option Rights": the Option Rights of Olimpia acquired by UCI pursuant to Art. II.

1.11 "Business Day": any calendar day except Saturdays, Sundays and days the banks are closed in the market of Milan for performance of their normal activity.

1.12 "IRR" (gross Internal Rate of Return): discount rate on an annual base and under compound capitalization, which makes the value of all incoming cash flows equal to the value of the outgoing cash flows related to the investment.

1.13 "New UCI Shares": shares arising from the Olimpia capital increase underwritten by UCI pursuant to Article II below.

1.14 "New BCI Shares": shares arising from the Olimpia capital increase underwritten by BCI pursuant to Article II below.

1.15 "Olivetti": the company Olivetti S.p.A., with headquarters in Ivrea, Via Jervis No. 77.

1.16       "Olimpia UCI Holding": Olimpia UCI Shares and New Olimpia UCI Shares.

1.17       "Olimpia BCI Holding": Olimpia BCI Shares and New Olimpia BCI Shares.

1.18       "Party or Parties": Pirelli, UCI and BCI, jointly or separately.

1.19 "Instrument": the present Instrument, signed today between Pirelli, UCI and BCI.

1.20 "Seat": the company Seat-Pagine Gialle S.p.A., with headquarters in Milan, Corso di Porta Vigentina No. 33/35.

1.21 "Olivetti Companies": the companies Olivetti S.p.A., Telecom Italia S.p.A., Telecom Italia Mobile S.p.A. and Seat-Pagine Gialle S.p.A.

1.22 "Company" or "Olimpia": the company Olimpia S.p.A., with headquarters in Milan, Via Sarca, 122 (formerly Olimpia S.r.l.), which the Current Partners constituted on August 3, 2001, for the acquisition of the Olivetti Shares and the Olivetti Warrants.

1.23 "Telecom Italia": the company Telecom Italia S.p.A., with headquarters in Turin, Via Bertola No. 34.

1.24 "TIM": the company Telecom Italia Mobile S.p.A., with headquarters in Turin, Via Bertola No. 34.

1.25       "Olimpia BCI Securities": Olimpia BCI Shares and BCI Option Rights.

1.26       "Olimpia UCI Securities": Olimpia UCI shares and UCI Option Rights.

1.27 "Olivetti Warrants": 68,409,125 Olivetti 2001-2002 warrants, subject of the Contract.


                                   ARTICLE II




          TRANSFER OF OLIMPIA UCI SECURITIES AND OLIMPIA BCI SECURITIES AND UNDERWRITING OF THE NEW UCI SHARES AND THE NEW BCI SHARES

2.00 Without prejudice to the provisions of paragraph 10.1 below concerning the perfecting and complete and regular closing of the Contract as an essential condition of the agreements referred to in this Instrument, the commitments made by UCI and BCI referred to below are also subject to the condition that, on the Execution Date, the Current Partners, pursuant to the provisions of paragraph 2.03 below, (i) have underwritten and paid the shares arising from the Olimpia Capital Increase and (ii) have perfected and executed with the Company the "subordinated partner financing."

2.01 Without prejudice to the provisions of paragraph 10.1 below, UCI and BCI pledge, not jointly, to purchase from Pirelli, as of the Execution Date, respectively, the UCI Olimpia Shares and the UCI Option Rights (hereinafter the "Olimpia UCI Securities") as well as the Olimpia BCI Shares and the BCI Option Rights (hereinafter the "Olimpia BCI Securities") under the following terms and conditions:

           2.01.01 Total Price of Olimpia UCI Securities and Olimpia BCI Securities.

                          (a) Olimpia UCI Securities will be sold by Pirelli and purchased by UCI at the total price agreed upon, including in an aleatory manner, of 120,014,096.8 Euros (the "Total UCI Price").

                          (b) The Olimpia BCI Securities will be sold by Pirelli and purchased by BCI at the total price agreed upon, including in an aleatory manner, of 120,014,096.8 Euros (the "Total BCI Price").


           2.01.02        Payment Time and Terms.

                          On the Execution Date, UCI and BCI will pay to Pirelli, respectively, the Total UCI Price and the


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
                          Total BCI Price by separate fund credits, valued as of the Execution Date, to the checking account with Banca Nazionale del Lavoro, No. 28301 ABA 01005 CAB 01600 in the name of "Pirelli S.p.A."

           2.01.03        Transfer of Olimpia UCI Securities and Olimpia BCI
                          Securities.

                          The Transfer of the Olimpia UCI Securities and Olimpia BCI Securities will take place, simultaneously on the Execution Date, at the same time with the payment of the Total UCI Price and the Total BCI Price, without need for any further expression of will between the parties, and will be valid between the parties as of that moment.

                          On the same date, at the same tine, all acts necessary or appropriate will be carried out pursuant to applicable law--including tax law--in order to perform the transfer of the Olimpia UCI Securities and the Olimpia BCI Securities, making it valid for third parties as well, including the following actions: (a)
                          Pirelli:

                               (i)        will deliver to UCI and BCI the
                                          certificates representing,
                                          respectively, the Olimpia UCI Shares
                                          and the Olimpia BCI Shares, duly
                                          endorsed in favor of UCI and BCI, by
                                          appropriate methods, based on
                                          applicable laws in the matter, to
                                          transfer to UCI and BCI full title and
                                          full availability of the Shares and
                                          allow the registration of UCI and BCI
                                          in the book of partners of Olimpia, as
                                          well as the option warrants
                                          representing the BCI Option Rights and
                                          the UCI Option Rights;

                               (ii) will sign and exchange and/or cause signature and exchange of all other acts and documents (including tax stamps, whenever necessary) that may be required pursuant to the law;

                               (iii)      will deliver to each of the New
                                          Partners an original of the
                                          declaration under the signature of
                                          Edizione Finance, as referred to in
                                          recital (l);

                          (b)  UCI and BCI, each to the extent applicable:

                               (i) will pay to Pirelli, respectively, the Total UCI Price and the Total BCI Price;

                               (ii)       will sign and exchange all other
                                          acts and documents (including tax
                                          stamps, whenever necessary) that may
                                          be required pursuant to the law;

           2.01.04        Expenses and charges.

                          All expenses, costs and charges, including those of a fiscal nature, related to the transfer of the Olimpia UCI Holding and of the Olimpia BCI Holding will be borne half by UCI and BCI, and the other half by Pirelli.

2.02 Without prejudice to the provisions set forth in paragraph 10.1 below, on the Execution Date, UCI and BCI pledge, non-jointly, to underwrite and pay the Capital Increase of Olimpia, respectively, (i) with a par value of

           38,460,183 Euros, equal to 38,460,183 new Olimpia shares (the "New UCI Shares") with a total disbursement of 399,985,903.2 Euros, and
           (ii) with a par value of 38,460,183 Euros, equal to 38,460,183 new Olimpia shares, with a total disbursement of 399,985,903.2 Euros (the "New BCI Shares").

2.03 At the same time with the underwriting of the Capital Increase of Olimpia, (i) each of the New Partners, to the extent applicable, pledges to pay fully the New Olimpia BCI Shares and the New Olimpia UCI Shares, and (ii) Pirelli and Edizione Finance (whose performance is guaranteed by Pirelli pursuant to Art. 1381 of the Civil Code), to the extent applicable, will waive and refrain from underwriting and paying the residual portion of the Capital Increase, with a par value of 76,936,635 Euros, equal to 76,936,635 shares, so as to assure that, at the end of the execution of the Capital Increase, Pirelli will hold 60%, Edizione Finance 20%, and each of the New Partners 10% of the new capital of the Company. Pirelli and Edizione Finance will pay to the Company, in the form of "subordinated partners financing" under the same rate conditions as those established for the financing granted by the pool of banks, an amount equal to 800,141,004 Euros.

2.04 Pirelli will take steps so that, within 30 (thirty) Business Days of the Execution Date, the Bylaws are amended so as to set forth the qualified quorum of 91% of the capital for the validity of the decisions to amend or eliminate the list voting clause for the appointment of the directors, as well as to modify the number of the members of the Board of Directors.

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                                   ARTICLE III

                            MANAGEMENT OF THE COMPANY

3.01       Composition of the Board of Directors.
           It is understood that, within the limits allowed by law and for the entire term of this Instrument:

           (i) the Board of Directors of the Company will be made up of 10 (ten) members;

           (ii) 1 (one) director out of 10 (ten) will be appointed at the request and indication of UCI;

           (iii) 1 (one) director out of 10 (ten) will be appointed at the request and indication of BCI; (iv) should an Executive Committee be created, UCI and BCI will have, respectively, the right to request at any time the inclusion of the directors designated by them in said committee.

                The new Board of Directors, with the composition indicated above, must be appointed by the Execution Date of the Contract. It is understood that the power of UCI and BCI to designate, each, a member of the Board of Directors of the Company will remain valid even after the first expiration of this Instrument, if it is extended pursuant to Art. 10.2 (a), provided UCI and BCI hold, jointly, a percentage of the company capital above 10%. However, if the joint holding of BCI and UCI in the company capital is 10% or less, then BCI and UCI may designate, jointly, only one director.





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
3.02       Suspension from Office.

           Whenever, for any reason, including death, resignations or revocation by the shareholders' meeting, one of the directors appointed pursuant to the preceding provisions is suspended from office, within the limits allowed by law, the replacing director must be appointed by the Company's Shareholders' Meeting (and prior to this, by co-optation of the Board of Directors) in the person indicated by the New Partner which had previously designated the suspended director.



                                   ARTICLE IV

                       MANAGEMENT OF THE OLIVETTI COMPANY

4.01       Composition of the Board of Directors of the Olivetti Company.

           It is understood that, within the limits allowed by law and for the entire term of this Instrument, in the Board of Directors of Olivetti, Telecom, Seat and TIM (the "OLIVETTI Companies"), one director must be appointed at the request and designation of UCI and another director at the request and designation of BCI.

           The new Board of Directors of the Olivetti Companies, with the composition established above, will be appointed as soon as possible, and in any case within 120 (one hundred twenty) days of the Execution Date of the Contract.

           It is understood that the power of UCI and BCI to designate, each, a member of the Board of Directors of Olivetti Companies will remain valid even after the first expiration of this Instrument, if it is extended pursuant to Art. 10.2 (a), provided UCI and BCI hold, jointly, a percentage of the company capital above 10%. However, if the joint holding of BCI and UCI in the company capital is 10% or less, then BCI and UCI may designate, jointly, only one director.

4.02       Suspension from Office.

           Whenever, for any reason, including death, resignations or revocation by the shareholders' meeting, one of the directors appointed pursuant to the preceding provisions is suspended from office, within the limits allowed by law, the replacing director must be appointed by the Company's Shareholders' Meeting (and prior to this, by co-optation of the Board of Directors) in the person indicated by the New Partner which had previously designated the suspended director.




                                    ARTICLE V

                        BOARD OF AUDITORS OF THE COMPANY

Upon the first renewal, the Parties will consider introducing a principal auditor of the Company, designated jointly by the New Partners.




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                                   ARTICLE VI

                                   KEY ISSUES

Pursuant to Art. VII below, the following will be deemed Key Issues:

a) the decisions of the Extraordinary Shareholders' Meeting and those of the Board of Directors of the Company, the latter referring to the following:

     - indication as to how to vote in Olivetti's Ordinary Shareholders' Meeting on Key Issues, for the purposes of the application of Articles 104 or 107 T.U. No. 58 of February 24, 1998, and in matters of acquisition of own shares, as well as voting in Olivetti's Extraordinary Shareholders' Meeting;

     - acquisition, sale and acts of disposal under any status (i) of own shares in any amount and (ii) holdings (including shares and financial instruments of any type issued by Olivetti and/or the Olivetti Companies) at a value, by individual operation, above 100,000,000 Euros;

     - determination of the ratio between equity and debt of the Company and methods, terms and conditions for resorting to outside financing sources;

     - draft proposals to be submitted to the Company's Extraordinary Shareholders' Meeting;

b) resolutions of the Board of Directors of Olivetti and Telecom, referring to:

     -    individual investments above 300 million Euros;

     - acquisition, sale and acts of disposal under any status (i) of own shares in any amount and (ii) affiliate and subsidiary holdings (including shares and other financial instruments issued by the Company or the Olivetti Companies) at a value, by individual operation, above 300 million Euros;

     - acts of disposal under any status of companies or branches thereof, with an individual value above 300 million Euros;


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
     - proposals to call the Extraordinary Shareholders' Meeting for resolutions in matters of modification of the corporate purpose, capital operations of any nature, merger, spin-off, transformation and dissolution;

     - operations between Olivetti, Telecom and Gruppo Pirelli, with an individual value above 50 million Euros;

     -    operations with related parties.



                                   ARTICLE VII

                             PROVISIONS ON DEADLOCK

7.01       Obligation to Consult.

           Pirelli and the New Partners, the latter jointly between them, pledge to consult each other previously whenever a decision on one of the Key Issues must be discussed or decided upon.

7.02       Identification of Deadlock Situations.

           For the purposes of this Article VII, "DEADLOCK" is defined as a situation of disagreement, expressed in the previous consultation between Pirelli, on the one hand, and one or both of the New Partners, on the other hand, on a Key Issue that must be discussed by one of the corporate management bodies referred to in item (a) or (b) of Article VI above.

7.03       Procedure.

           (a)    For compliance with the obligation referred to in paragraph
                  7.02 above, Pirelli and the New Partners, jointly, pledge to meet or to consult each other previously by telephone conference or video conference by the Business Day preceding the day scheduled for the meeting of the Board or of the shareholders of the Company, or of the Board of Olivetti or Telecom, or, immediately, as soon as the news arrive, in the event of urgent call (or extraordinary urgency, if applicable) of the meeting of the board of the Company or of Olivetti or Telecom, pursuant to the applicable bylaws provisions.

           (b) In the consultation referred to in this paragraph, Pirelli and the New Partners will take all reasonable steps to reach an agreement and/or identify common grounds for the issues submitted for their examination, pledging, for this purpose, to act in good faith.

           (c) The unjustified absence of a single New Partner or both the New Partners in the previous consultation stage implies acceptance of the decisions made by the other subjects and imposes on the absent subject the obligation of accepting and respecting such decisions.

7.04       Manifestation of Will.

           (a) Whenever, in the previous consultation referred to in paragraphs 7.02 and 7.03 above, Pirelli and the New Partners reach an agreement concerning the issues under consultation, they are obligated to manifest their will in the competent venues pursuant to the provisions below:




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
                  (i) by giving a common representative delegation to participate in the Company's Extraordinary Shareholders' Meeting and casting the vote in said meeting, in accordance with the decision reached;

                  (ii) causing their own representatives in the Board of Directors of the Company and of Olivetti or Telecom to participate in the meeting of the board, casting the vote in this venue in accordance with the joint decisions reached in the previous consultation.

           (b) However, in the absence of agreement of the issues under consultation, the New Partners, if both are dissenting will be jointly obligated, or the single dissenting New Partner will be obligated, to abstain or cause abstention from participating in the shareholders or board meeting and to vote in this venue or cause voting and/or abstain from manifesting its will, in any venue and mode, or from taking a position in the issue under the previous consultation, without prejudice to the provisions of item (c) below.

           (c) Whenever the situation described in item (b) above occurs, the dissenting New Partners, separately or jointly, will have, or the single dissenting New Partner will have, the right to send to Pirelli, by telegram or registered letter, pursuant to paragraph 12.02, a "NOTICE OF DEADLOCK" within 15 (fifteen) days of the end of the consultation referred to in paragraph 7.03.



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
7.05       Rights of the New Partners.

           (a) Whenever UCI and/or BCI send a Notice of Deadlock pursuant to item (c), paragraph 7.04, the New Partner which sent the Notice of Deadlock will have the right (which is deemed exercised by Pirelli's receipt of the Notice of Deadlock, pursuant to item (c), paragraph 7.04 above) to sell to Pirelli, which will have the corresponding obligation to buy from the respective New Partner, respectively, all but not part of the Olimpia UCI Holding and/or all but not part of the Olimpia BCI Holding at a price determined pursuant to the provisions in item (b) below.

           (b) For the purposes of item (a) above, the Parties agree, including in an aleatory manner, that the object of the decision must be: (x) the price of the Olimpia BCI Holding and/or Olimpia UCI Holding, corresponding proportionately to the value of the Company's economic capital ("Price of the Olimpia UCI Holding" and/or "Price of the Olimpia BCI Holding"), as well as (y) an increase expressing the proportion of the increase premium, as if the Olimpia BCI Holding and/or Olimpia UCI Holding were the expression of Olivetti's control, assuming that the latter controls Telecom and the companies controlled by the latter ("Premium"). The "Price of the Olimpia UCI Holding" and/or "Price of the Olimpia BCI Holding" and the Premium to be proportionately allocated to both the Holdings will be determined by mutual consent between Pirelli and each of the New Partners within 10
                  (ten) Business Days of the date Pirelli received from one of the New Partners the notice pursuant to item (a) above or, in the absence of such agreement, from two "investment banks" with international standing, chosen one by Pirelli (paying the respective costs) and one by the New Partner that sent the Notice of Deadlock (paying the respective costs), with the understanding that if an agreement on the valuation is not reached within 30 (thirty) Business Days of their appointment, it will be made by a third and additional "investment bank" (the costs of which will be paid half by Pirelli and the other half by the Seller(s)/New Partner(s) of a similar standing, chosen by agreement of those already appointed at the time the task is assigned by Pirelli and by the New Partner that sent the Notice of Deadlock or, in the absence of agreement, by the Chief Justice of the Court of Milan. The Chief Justice of the Court of Milan (in the order and in the terms indicated above) will also be asked to appoint the "investment banks" that Pirelli or the New Partner that sent the Notice of Deadlock failed to appoint or replace in the event of subsequent termination of the task. Whenever both New Partners sent the Notice of Deadlock, the New Partners will be obligated to appoint a single "investment bank" by mutual consent.

           (c) The valuations referred to in item (b) above and therefore the Price of the Olimpia BCI Holding and/or the Price of the Olimpia UCI Holding and the Premium determined on that basis will be definitively binding for the Parties, pursuant to Articles 1349 and 1473 of the Civil Code for the purchase and sale referred to in item (a) above.

           (d) It is furthermore agreed, including in an aleatory manner, that the price owed by Pirelli will not be lower than the amounts paid by the New Partner for the acquisition and underwriting of shares in the Company, less any dividends received ("FLOOR"), nor higher than an amount which implies, in connection to the same amounts, less any dividends received, an annual IRR, including taxes, equal to 15% ("CAP").

           (e) The purchase and sale will be closed within 30 (thirty) Business Days of the Parties' receipt of the communication concerning the valuation referred to in item (b) above, and the price referred to in items (b) and (d) above must be paid in cash, at the same time with the transfer of the Olimpia BCI Holding and/or the Olimpia UCI Holding referred to in paragraph 7.06.

7.06       Transfer.

           If the Olimpia BCI Holding and/or the Olimpia UCI Holding should be purchased and sold pursuant to paragraph 7.05 (a), the following provisions will apply:

            (i) the Olimpia BCI Holding and/or the Olimpia UCI Holding will be deemed transferred with regular enjoyment as of the date referred to in item (iii) below;

            (ii) the ownership right in the Olimpia BCI Holding and/or the Olimpia UCI Holding purchased and sold will be deemed transferred to the buyer as of the date referred to in item
                  (iii) below;

           (iii) the transfer of the Olimpia BCI Holding and/or the Olimpia UCI Holding and the payment of the respective price will take place at the headquarters of the Company, at 11:00 a.m. on the 5th (fifth) Business Day after the date the purchase and sale is deemed closed pursuant to paragraph 7.05 (e), in compliance, whenever applicable, with the possible authorizations from the competent authorities with jurisdiction over the Parties in connection with the purchase and sale;

           (iv) in the act of transfer and payment referred to in item (iii) above, the Olimpia BCI Holding and/or the Olimpia UCI Holding will be free of prejudicial pledges, liens, encumbrances or rights of third parties of any nature; including in light of the absence of any managerial role of the New Partners and in an aleatory manner, the purchase and sale will take place without any further and different guarantee and responsibility of UCI and/or BCI, including the value, situation and activities of the Companies and their affiliates;

           (v) the expenses, charges and indirect taxes levied on the purchase and sale of the Olimpia BCI Holding and/or the Olimpia UCI Holding will be paid by the buyer;

            (vi) however, the taxes on any capital gains obtained by the seller will be paid by the latter;

            (vii) at the time of the transfer of the Olimpia BCI Holding and/or the Olimpia UCI Holding and the payment of the respective price, the seller will deliver to the buyer the resignations of the directors and, whenever possible, of the auditors of the Company and of the Olivetti Companies designated by it.

                                  ARTICLE VIII

                             COLLATERAL ACQUISITIONS

8.01       Commitment of the Parties.

           (a) UCI and BCI declare that, as of September 13, 2001, including through their respective subsidiaries, pursuant to Art. 2359, first paragraph, c.c., they own Olivetti shares (including Olivetti's voting rights held under any status), in an amount not exceeding, respectively, 6,616,827 Olivetti shares in ownership and 46,694,466 Olivetti shares in pledge with voting right, concerning UCI, and 15,129,380 Olivetti shares in ownership and 13,865,712 Olivetti shares in pledge with voting right, concerning BCI.

           (b) For the entire term of this Instrument, the parties, including through their respective subsidiaries and/or parent companies, pursuant to Art. 2359, first paragraph, c.c., may not acquire Olivetti shares, bonds convertible to Olivetti shares and/or Warrants giving right to acquire shares or bonds convertible to Olivetti shares, issued by Olivetti or by the Olivetti Companies (including Olivetti's voting rights held under any status). It is, however, permitted to UCI and BCI to acquire and hold such securities within said limit, for each of them, of 0.40% of Olivetti's capital, as of the Execution Date.

           (c) Unless otherwise agreed upon in writing between the Parties, the Company may not purchase shares and bonds and instruments indicated in item (a) above in excess of the threshold set forth therein, currently established at 30% (thirty percent), while also taking into account the incidence for this purpose of the securities referred to in item (b) above, held by BCI and UCI, as well as own shares held directly and indirectly, as set forth in the current laws and regulations, including the instructions issued by CONSOB.



                                   ARTICLE IX

                               PENALTY FOR BREACH

In the event of breach of one or several commitments made pursuant to the provisions of this Instrument, the breaching Party, at the simple written request of the Parties or of the other Party, and without prejudice to any other of its/their rights (including the right to higher damages), will be obligated to pay, as penalty, to the complying party or complying Parties, which will take care of distribution internally, a single and total amount equal, for each breach, to 5% (five percent) of the amounts paid by the breaching Party for the acquisitions and subscriptions of shares made in the Company as of that date.

                                    ARTICLE X

                                      TERM

10.01      Effective Date.

           The efficacy and validity of this Instrument are subject to complete and regular execution of the Contract and therefore, secondary to obtaining the necessary authorizations, including in compliance with antitrust regulations, for the acquisition by the Company of the entire holding in Olivetti represented by the Olivetti Shares and Olivetti Warrants as set forth therein. It is, however, understood that in the event of failure to execute the Contract completely and regularly by January 31, 2002, this Instrument will be deemed cancelled ipso jure, effective ex tunc and, at the simple request of UCI and/or BCI, Pirelli will be obligated (i) to acquire the entire Olimpia BCI Holding and the entire Olimpia UCI Holding at a price exactly identical to that possibly already paid by UCI and BCI for the acquisition of the Olimpia UCI Shares, Olimpia BCI shares, the new UCI Shares and the New BCI Shares, as well as (ii) to release UCI and BCI from any commitment possibly already made to the Company.

10.02      Term.

           (a) This Instrument will have a term of three years from the Execution Date of the Contract and will be deemed tacitly renewed from time to time on expiration for the following two years, in the absence of an opt-out notice from one of the Parties, without prejudice to the provisions of paragraph
                  10.03 below.

           (b) Except in the cases required by law, each of the Parties may opt out of this Instrument before every expiration, with notice sent 6 (six) months in advance.

10.03      Absence of Renewal.

           (a) If, before the first expiration of this Instrument or successive ones, Pirelli should send to the New Partners, jointly or separately, in the terms set forth in paragraph 12.02, the opt-out notice referred to in item (ii), paragraph
                  10.02 (b) above, UCI and BCI will individually have the right to send to Pirelli which, upon simple request, will have the corresponding obligation to acquire, respectively, all but not part of the Olimpia UCI Holding and Olimpia BCI Holding held by the New Partner which exercised the option right set forth herein, under terms and conditions determined, mutatis mutandis, pursuant to paragraph 7.05 (b) above (and the provisions mentioned therein), giving notice to Pirelli within 30 (thirty) Business Days. In all events, it is agreed, including in an aleatory manner, that the price owed by Pirelli will not be lower than the amounts paid by the New Partner for the acquisitions and subscriptions of shares in the Company, less any dividends received ("FLOOR"), nor higher than an amount which implies, in connection to the same amounts, less any dividends received, an annual IRR, including taxes, equal to 15% ("CAP"). The aforementioned price will be paid in cash.

           (b) If, on the first expiration date of this Instrument, both or one of the New Partners should, jointly or separately, send to Pirelli, in the terms set forth in paragraph 12.02, the opt-out notice referred to in item (i), paragraph 10.02 (b) above, Pirelli will have the right to acquire from both New Partners opting out, or from the single New Partner opting out, which, upon simple request, will have the corresponding obligation to sell, respectively, all but not part of the Olimpia UCI Holding and Olimpia BCI Holding held by the New Partner which exercised the opt out right set forth herein, under terms and conditions determined, mutatis mutandis, pursuant to paragraph
                  7.05 (b) above (and the provisions mentioned therein), less the Premium, giving notice to the New Partner which sent the opt-out notice, within 30 (thirty) Business Days.

            (c) If both or one of the New Partners should send to Pirelli, in the terms set forth in paragraph 12.02, on the expiration of the first renewal in the following two years, the opt-out notice referred to in paragraph 10.02 (a) above, and therefore, on the expiration of the fifth year after the effective Date of this Instrument, or on the successive additional expiration dates, both New Partners opting out, jointly or separately, or the single New Partner opting out, will have the right to sell to Pirelli, which, upon simple request, will have the corresponding obligation to acquire, respectively, all but not part of the Olimpia UCI Holding and/or all but not part of the Olimpia BCI Holding held by the New Partner which exercised the opt out right set forth herein, under terms and conditions determined, mutatis mutandis, pursuant to paragraph 7.05 (b) above (and the provisions mentioned therein), giving notice to the New Partner that sent the opt-out notice, within 30 (thirty) Business Days.
                  In all events, it is agreed, including in an aleatory manner, that the price owed by Pirelli will not be lower than the amounts paid by the New Partner for the acquisitions and subscriptions of shares in the Company, less any dividends received ("FLOOR"), nor higher than an amount which implies, in connection to the same amounts, less any dividends received, an annual IRR, including taxes, equal to 15% ("CAP").

           (d) The payment of the amount referred to in item (a), (b) or (c) above must be made (i) immediately, at the simple written request of UCI and/or BCI to be sent to Pirelli at the end of the term of 30 (thirty) days from the communication sent to the Parties as to the decision made by the procedure referred to in paragraph 7.05 (b) above, and (ii) at the same time with the transfer of the Olimpia UCI Holding and/or the Olimpia BCI Holding.


                                   ARTICLE XI

                             CHANGES IN STOCKHOLDING

11.1 For the purposes of this paragraph, "Change of Control" means a substantial modification in the direct and indirect stockholding control of Pirelli, which means the stoppage of the control of Pirelli & C s.a.p.a. over Pirelli S.p.A., as exercised today.

           If the Change of control occurs, each of the New Partners will have the right to transfer, respectively, all but not part of the Olimpia UCI Holding and/or all but not part of the Olimpia BCI Holding owned by Pirelli which, upon simple request, will have the obligation to acquire, under terms and conditions determined, mutatis mutandis, pursuant to paragraph 7.05 (b) above (and the provisions mentioned therein), giving notice to Pirelli within 30 (thirty) Business Days of the date the New Partners, separately or jointly, declared in writing that they have learned about the Change of Control, or received written communication about this circumstance. It is, however, agreed, including in an aleatory manner, that the price owed by Pirelli will not be lower than the amounts paid by the New Partner for the acquisitions and subscriptions of shares in the Company, less any dividends received ("FLOOR"), nor higher than an amount which implies, in connection to the same amounts, less any dividends received, an annual IRR, including taxes, equal to 15% ("CAP").

11.2 If Pirelli intends to divest, in any form, part of its holding in the Company, so that Pirelli would hold less than a majority of the capital thereof, Pirelli may not sign any agreement in this sense, being first obligated to give prior timely notice to both the New Partners about the planned transfer, fully indicating the terms and conditions of the transfer operation and any possible outside agreements (of blockage and vote) with the buyers. Within 30 (thirty) Business Days of receipt of the aforementioned communication, UCI and/or BCI will, individually, have the right to sell to Pirelli, which, upon simple request, will have the corresponding obligation to acquire, respectively, all but not part of the Olimpia UCI Holding and/or all but not part of the Olimpia BCI Holding held by the New Partner that exercised the Option Right set forth herein, under terms and conditions determined, mutatis mutandis, pursuant to paragraph 7.05 (b) above, with the understanding, including in an aleatory manner, that the price owed by Pirelli will not be lower than the amounts paid by the New Partner for the acquisitions and subscriptions of shares in the Company, less any dividends received ("FLOOR").


                                   ARTICLE XII

                               GENERAL PROVISIONS

12.01      Amendments.

           Any amendment to this Instrument will be valid and binding only if it arises from a written document signed by each of the Parties concerned.

12.02      Communications and Notices.

           Any communication required or allowed by the provisions of this Instrument must be made in writing, and will be deemed efficiently and validly made upon its receipt, if sent by letter or telegram, or at the time of the acknowledgement of receipt by the appropriate declaration (including by fax), if by fax, provided it is addressed as follows:

           (i)    if to UCI, to the following address:
                  Via San Protaso No. 3
                  20121 MILAN
                  Attn.: Dr. Pietro Modiano
                  Fax No. 02-88622196

           (ii)   if to BCI, to the following address:
                  Piazza Paolo Ferrari No. 11
                  20121 MILAN
                  Attn.: Managing Director Lino Benassi
                  Fax No. 02-88503086

           (iii)  if to Pirelli, to the following address:
                  Viale Sarca No. 222
                  20126 MILAN
                  Attn.: Dr. Carlo Buora
                  Fax No. 02-64423454
           or to a different address, which each Party has the right to communicate to the other, by the methods set forth in this paragraph 12.02; it is understood that the aforementioned addresses or different addresses that may be communicated in the future, are also elected by the Parties as their own domicile for al aspects related to this Instrument, including possible legal notices or notices related to the arbitration proceeding referred to in Article XIII below.

12.03      Tolerance.

           Any possible tolerance of acts committed in violation of the provisions hereof does not constitute a waiver of the rights arising from the provisions violated, nor of the right to require exact performance of all terms and conditions hereof.

12.04      Headings.

           The headings of the individual articles are included for the sole purpose of facilitating their reading and therefore must not be taken into consideration in any way for the interpretation of this Instrument.

12.05      Allocation of Option Rights.

           The Parties mutually acknowledge and agree that the compensation for the mutual rights to buy and sell governed by this Instrument was considered in the framework of the transfer values and prices of the respective holdings, so that, for the allocation of said rights, no further and other compensation is planned or intended.

12.06      Exercise of Rights and Performance of Obligations.

           It is understood that (i) all rights allocated under this Instrument to UCI and BCI must be deemed enforceable also individually, whenever not otherwise specified in this Instrument, and the failure to exercise its right by one of the New Partners may not be interpreted as a waiver thereof; (ii) in the event of failure to exercise or waiver by one of the New Partners of the right to designate a director, this right may be exercised in its stead by the other New Partner, in addition to its own right; (iii) all obligations undertaken by the New Partners in this Instrument are individual and not joint.


                                  ARTICLE XIII

                                    DISPUTES

13.01      Arbitration.

           Any dispute arising from this Instrument, or from possible execution, amendment or expending agreements, will be submitted to the unappealable judgment of an Arbitration Board made up of five arbitrators, who will decide without procedural formalities, in compliance with the principle of hearing both parties, but will apply Italian substantive law. The arbitration will be formal pursuant to the provisions of the Code of Civil procedure and will be conducted in Milan.

13.02      Appointment of the Arbitrators.

           (a) The Party which requests the beginning of the arbitration proceeding must indicate its claims, at least in general lines.

            (b) The Party which begins the arbitration proceeding must designate its own arbitrator at the same time, under penalty of invalidity. Each of the Parties called to arbitration must designate its own arbitrator within twenty (20) calendar days. The three arbitrators of the parties will designate the fourth and fifth arbitrator by mutual consent, indicating the arbitrator who will fill the position of President of the Arbitration Board. Whenever the arbitrators appointed as indicated above cannot reach an agreement on the appointment of the fourth and/or fifth arbitrator within twenty (20) calendar days of the appointment of the second arbitrator, he
                  (they) will be appointed by the Chief Justice of the Court of Milan, who will take the position if the Party(s) called to arbitration fails (fail) to appoint its (their) own arbitrator within the aforementioned term.

                  If the dispute concerns only two parties, the Parties calling the arbitration proceeding must designate its own arbitrator at the same time, under penalty of invalidity. The Party called to arbitration must designate its own arbitrator within twenty (20) calendar days. The arbitrators so appointed will designate the third arbitrator by mutual consent, to fill the position of President of the Arbitration Board. Whenever one of the parties fails to appoint its own arbitrator in a timely fashion, or whenever the two arbitrators appointed fail to designate the third arbitrator within twenty (20) calendar days of the appointment of the second arbitrator, he will be appointed by the Chief Justice of the Court of Milan.
                  Whenever the dispute involves more than two parties, the Board will be made up of three arbitrators appointed by the same methods indicated in the preceding section, in the event that the parties spontaneously regroup into two opposed centers of interest.

13.02      Court of Jurisdiction.

           Without prejudice to the above, it is agreed that any lawsuit related to this Instrument will be under the exclusive jurisdiction of the Court of Milan."


                                       ***


           If you agree with all of the above, please send us a letter reproducing the content hereof, signed by you in token of confirmation and agreement. Best regards.


signed UniCredito Italiano S.p.A.               signed IntesaBCI S.p.A.


                                       ***

           We confirm that we agree to the above.
           Best regards.


PIRELLI S.P.A.


----------------------